SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13D/A
                                (AMENDMENT NO. 1)

                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                 TO RULES 13d-1(a) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(a)(1)

                       ACCESS INTEGRATED TECHNOLOGIES INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                             COMMON STOCK, PAR VALUE
                                     $0.001
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    004329108
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

 ADAM M. MIZEL, 460 PARK AVENUE, SUITE 2101, NEW YORK, NY 10022, (212) 937-6886
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
                     TO RECEIVE NOTICE AND COMMUNICATIONS)

                                 AUGUST 13, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D/A, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]



Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. SEE Rule 13d-7(b) for other parties to whom copies are to be sent.

CUSIP No. 004329108                 13D/A                            Page 2 of 6


--------- ----------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          AQUIFER CAPITAL GROUP, LLC
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A  GROUP*
                                                                        (a)
                                                                        (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4.
          SOURCES OF FUNDS

          OO (Funds from Investment Advisory Clients).
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
5.
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) OR 2(e)

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
6.
          CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
--------- ----------------------------------------------------------------------
------------------- ----- ------------------------------------------------------
    NUMBER OF       7.
      SHARES              SOLE VOTING POWER
                    ----- ------------------------------------------------------
                    ----- ------------------------------------------------------
   BENEFICIALLY     8.
     OWNED BY             SHARED VOTING POWER        1,862,026
                    ----- ------------------------------------------------------
                    ----- ------------------------------------------------------
       EACH         9.
    REPORTING             SOLE DISPOSITIVE POWER
                    ----- ------------------------------------------------------
                    ----- ------------------------------------------------------
   PERSON WITH      10.
                          SHARED DISPOSITIVE POWER   1,862,026
                    ----- ------------------------------------------------------
--------- ----------------------------------------------------------------------
11.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       1,862,026
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
12.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES *
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
13.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                 6.95%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
14.
          TYPE OF REPORTING PERSON*
                                                                              IA
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 004329108                 13D/A                            Page 3 of 6


--------- ----------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ADAM M. MIZEL
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A  GROUP*
                                                                         (a)
                                                                         (b) |X|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4.
          SOURCES OF FUNDS

          OO
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
5.
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) OR 2(e)

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
6.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA
--------- ----------------------------------------------------------------------
------------------- ----- ------------------------------------------------------
    NUMBER OF       7.
      SHARES              SOLE VOTING POWER                                    0
                    ----- ------------------------------------------------------
                    ----- ------------------------------------------------------
   BENEFICIALLY     8.
     OWNED BY             SHARED VOTING POWER                          1,862,026
                    ----- ------------------------------------------------------
                    ----- ------------------------------------------------------
       EACH         9.
    REPORTING             SOLE DISPOSITIVE POWER                               0
                    ----- ------------------------------------------------------
                    ----- ------------------------------------------------------
   PERSON WITH      10.
                          SHARED DISPOSITIVE POWER                     1,862,026
                    ----- ------------------------------------------------------
--------- ----------------------------------------------------------------------
11.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       1,862,026
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
12.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES *
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
13.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                 6.95%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
14.
          TYPE OF REPORTING PERSON*
                                                                              IN
--------- ----------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 004329108                 13D/A                            Page 4 of 6


ITEM 5  INTEREST IN SECURITIES OF THE ISSUER

Item 5 is amended as follows:

         (a)-(b) The Reporting Persons may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owners of an aggregate of 1,862,026 shares of Common Stock as of August 13, 2008, which represent 6.95% of the Issuer's outstanding shares of Common Stock.

          The percentage calculation was based on 26,797,817 shares outstanding which is the total number of shares outstanding as of August 11, 2008 as reported by the Issuer on the Form 10-Q as filed with the Securities and Exchange Commission.

         (c) Except as set forth below, there have been no transactions in the shares of Common Stock by any of the Reporting Persons during the past sixty days.

         During the past sixty days, the Reporting Persons effected the following sales of shares of shares of Common Stock in open market transactions:


------------------------- ------------------------ ---------------------------
          DATE               SHARES PURCHASED               PRICE
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
         6/16/08                  100,000                   2.24
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
         6/17/08                  65,979                    2.29
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
         6/18/08                  190,000                   2.31
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
         6/19/08                  14,600                    2.45
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
         6/20/08                  158,800                   2.29
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
         6/21/08                  40,000                    2.15
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
         6/22/08                  120,000                   2.10
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
         6/29/08                  15,000                    1.96
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
         6/30/08                  15,310                    2.06
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
         7/1/08                   10,207                    2.07
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
         7/2/08                    6,600                    1.97
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
         7/9/08                    2,000                    1.81
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
         7/10/08                    700                     1.81
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
         7/11/08                  12,100                    1.76
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
         7/14/08                  11,000                    1.75
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
         7/15/08                  10,000                    1.70
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
        7/17/2008                  7,402                    1.88
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
        7/18/2008                 10,000                    2.11
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
        7/21/2008                  1,161                    2.20
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
        7/23/2008                 35,215                    2.13
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
        7/25/2008                 15,000                    2.27
------------------------- ------------------------ ---------------------------

CUSIP No. 004329108                 13D/A                            Page 5 of 6


------------------------- ------------------------ ---------------------------
        7/28/2008                  9,700                    2.17
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
        7/29/2008                  2,270                    2.21
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
        7/30/2008                 20,000                    2.23
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
        7/31/2008                 19,400                    2.29
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
        8/1/2008                  30,000                    2.27
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
        8/6/2008                  10,200                    2.27
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
        8/7/2008                   4,100                    2.40
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
        8/8/2008                    400                     2.34
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
        8/11/2008                  3,300                    2.31
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
        8/12/2008                 20,000                    2.17
------------------------- ------------------------ ---------------------------
------------------------- ------------------------ ---------------------------
        8/13/2008                 22,400                    2.07
------------------------- ------------------------ ---------------------------

CUSIP No. 004329108                 13D/A                            Page 6 of 6



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 15, 2008

Date

/s/ Aquifer Capital Group, LLC
Signature

Adam M. Mizel/Principal
Name/Title


August 15, 2008
Date

/s/ Adam M. Mizel
Signature

Adam M. Mizel
Name/Title



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.




(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).